Exhibit 99.1

NEWS RELEASE		FOR IMMEDIATE RELEASE

FOR:	Mylan Laboratories Inc.	For Further Information
	1500 Corporate Dr	CONTACT:	Kris King
	Canonsburg, PA 15317		(724) 514-1800

Mylan Reports Record Quarterly Earnings of $0.33 Per Diluted Share -
Record Revenues and Net Earnings also Reported, as well as Another
Record Quarter for the Generic Segment

Quarterly Financial Highlights

•	Record diluted earnings per share of $0.33 ($0.50 on a pre-split basis).

•	Net revenues increased 13% to a record $360.1 million.

•	Net earnings increased 34% to a record $91.3 million.

•	A three-for-two stock split was effected on October 8, 2003.

PITTSBURGH, PA – October 29, 2003 – Mylan Laboratories Inc. (NYSE: MYL) today announced financial results for the second quarter ended September 30, 2003, which included record diluted earnings per share, net revenues and net earnings. The quarter was driven by a strong performance from the Generic Segment which contributed net revenues of $299.5 million, a record quarter for that segment, as well as improved results from the Brand Segment. Overall, revenues for the second quarter increased 13% to $360.1 million from $319.5 million a year ago.

Diluted earnings per share for the second quarter were $0.33 compared to $0.24 for the second quarter of fiscal 2003, an increase of 38%. For the six months ended September 30, 2003, diluted earnings per share were $0.63 compared to $0.46 in the same prior year period, an increase of 37%. Included in the results for the six months ended September 30, 2003 are gains on legal settlements which amounted, net of tax, to approximately $0.05 per diluted share. All share and per share amounts in this press release have been adjusted to reflect the three-for-two stock split which was effected on October 8, 2003.

Net earnings for the quarter increased 34% to $91.3 million from $68.2 million in the same prior year period. For the six months, net earnings increased 35% to $175.1 million in fiscal 2004, compared to $130.1 million in fiscal 2003.

“We achieved the best quarter in the Company’s history,” commented Robert J. Coury, Vice Chairman and Chief Executive Officer. “Clearly the strength of the quarter was driven by our Generic business and the recent launch of omeprazole. While omeprazole has been a focus of recent attention, it is just one of a number of opportunities that we see contributing to our current and future success, and is a continuation of our commitment to bring to the market quality and affordable products.”

Second quarter net revenues for the Generic Segment increased 9% or $25.2 million, which included $68.6 million from products launched subsequent to September 30, 2002, largely due to omeprazole. Brand Segment net revenues for the second quarter were $60.6 million, an increase of 34% or $15.3 million from the same prior year period.

For the six months ended September 30, 2003, net revenues increased 16% or $96.5 million to $691.5 million from $595.0 million for the six months ended September 30, 2002. Generic Segment revenues were $554.7 million, an increase of 9% over the same prior year period, while Brand Segment revenues increased 61% to $136.8 million.

Segment Information

	Three Months Ended			Six Months Ended
	September 30,			September 30,

	2003	2002	Change	2003	2002	Change

Net Revenues (in millions):
Generic Segment	$299.5	$274.3	9%	$554.7	$509.9	9%
Brand Segment	60.6	45.3	34%	136.8	85.1	61%

Total	$360.1	$319.5	13%	$691.5	$595.0	16%

Generic Segment

Net revenues for the quarter increased 9% or $25.2 million to $299.5 million from $274.3 million for the same prior year period. This increase is the result of $68.6 million from products launched subsequent to September 30, 2002, largely due to omeprazole, offset in part by changes in the portfolio mix.

Gross profit for the quarter increased $29.3 million to $169.2 million from $139.9 million, while earnings from operations increased $26.4 million to $147.1 million from $120.7 million in the same prior year period. The increase in earnings from operations was driven primarily by the higher gross profit, partially offset by increased research and development expense from the continued expansion of the development platform.

For the six months ended September 30, 2003, net revenues increased $44.8 million or 9% to $554.7 million from $509.9 million. New products launched subsequent to September 30, 2002 contributed net revenues of $74.4 million.

Gross profit for the year-to-date period was $307.7 million compared to $264.4 million in fiscal 2003, an increase of $43.3 million. Operating income for the six month period increased by 17% or $37.6 million to $264.7 million from $227.1 million. The increase in operating income was driven by the increased gross profit partially offset by higher research and development expenses.

Brand Segment

For the second quarter, the Brand Segment reported net revenues of $60.6 million, an increase of 34% or $15.3 million from $45.3 million in the same prior year period. Over 50% of the increase in Brand Segment net revenues resulted from Amnesteem, which was launched in late fiscal 2003, with the remainder attributable to growth in the existing portfolio of products. Gross profit for the second quarter increased $11.6 million or 43% to $38.5 million from $26.9 million.

Earnings from operations were $11.7 million compared to $1.1 million in the same quarter of the prior year. The increase was primarily attributable to the increase in gross profit.

For the six months ended September 30, 2003, net revenues increased 61% or $51.7 million to $136.8 million from $85.1 million. Amnesteem accounted for approximately 70% of this increase. The remainder of the increase was the result of continued growth in the existing product portfolio.

Gross profit for the first six months of fiscal 2004 was $77.5 million, an increase of $27.5 million or 55% from $50.0 million in fiscal 2003. Earnings from operations were $21.5 million compared to $0.7 million. The improvement in earnings from operations was the result of increased gross profit partially offset by higher research and development expenses, primarily due to on-going studies related to nebivolol.

Corporate/Other

General and administrative expenses for the second quarter of fiscal 2004 were $24.7 million, an increase of $7.8 million from the same prior year period. For the six months ended September 30, 2003, general and administrative expenses were $46.7 million, an increase of $18.6 million from the same prior year period. The increases for both the three and six month periods were primarily due to increased legal costs and other costs related to the Company’s continued investment in its infrastructure.

Other income for the second quarter was $7.4 million which included a gain of $5.0 million on the sale of an office building. For the year-to-date period, other income was $10.5 million compared to $3.6 million in fiscal 2003.

Fiscal 2004 Earnings Guidance

Mylan reaffirms its fiscal 2004 earnings guidance of $1.11 to $1.18 per diluted share ($1.67 to $1.77 per diluted share on a pre-split basis).

Conference Call and Live Webcast

Mylan will host a conference call and live Webcast to discuss its second quarter earnings on Thursday, October 30, at 10:00 am ET. The dial-in number to access the live call is (719) 457-2629. In addition to the live call, a replay will be available from approximately 12:00 pm ET on October 30, through 12:00 pm ET on November 6, and can be accessed by dialing (719) 457-0820 with access pass code 731067.

To access the live Webcast, go to Mylan’s website at www.mylan.com and click on the Webcast icon at least 15 minutes before the call is to begin to register and download or install any necessary audio software. If you are unable to listen to the live Webcast, please access www.mylan.com at any time within seven days to listen to a replay of the Webcast.

Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s opportunities and future success; the Company’s commitment to bring quality and affordable products to the market; and the Company’s fiscal 2004 earnings guidance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•	the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions;

•	the Company’s ability to obtain required FDA approvals for new products on a timely basis;

•	uncertainties regarding continued market acceptance of and demand for the Company’s products;

•	the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenue or net income;

•	the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing;

•	the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry;

•	the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain;

•	the possible loss of business from the Company’s concentrated customer base;

•	the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors;

•	the Company’s dependence on third party suppliers and distributors for the raw materials, particularly the chemical compound(s) which produces the desired therapeutic effect, the active ingredient the Company uses to manufacture its products;

•	the possible negative effects of any interruption of manufacturing of the Company’s generic products at its principal facility;

•	the effects of consolidation of the Company’s customer base;

•	uncertainties regarding patent, intellectual and other proprietary property protections;

•	the expending of substantial resources associated with litigation involving patent or other intellectual property protection of competing products;

•	possible reductions in reimbursement rates for pharmaceutical products;

•	possible negative effect on product pricing of current or future legislative or regulatory programs;

•	the Company’s exposure to lawsuits and contingencies associated with its business;

•	uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements;

•	the Company’s exposure to risks inherent in acquisitions or joint ventures;

•	the Company’s ability to attract and retain key personnel;

•	possible adverse effects resulting from any significant decline in the value of securities that the Company holds or from uninsured losses of funds;

•	uncertainties and matters beyond the control of management, which could affect the Company’s earnings guidance, as well as the subjectivity inherent in any probability weighted analysis underlying the Company’s assumptions and estimates with respect to the future; and

•	inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements in accordance with GAAP and related standards.

The cautionary statements referred to above should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item I of the Company’s Form 10-K for the year ended March 31, 2003, as well as those contained in the Company’s Form 10-Q for the period ended June 30, 2003. The Company undertakes no duty to update its forward-looking statements, even though its situation may change in the future.

Mylan Laboratories Inc. is a leading pharmaceutical company with four subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories, Inc. and Bertek Pharmaceuticals Inc., that develop, manufacture and market an extensive line of generic and proprietary products. For more information about Mylan, visit www.mylan.com.

MYLAN LABORATORIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended

	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

Net revenues	$360,060	$319,539	$691,468	$595,012
Cost of sales	152,352	152,807	306,331	280,678

Gross profit	207,708	166,732	385,137	314,334
Operating expenses:
Research and development	23,946	20,169	48,685	37,012
Selling and marketing	17,274	16,538	35,110	33,425
General and administrative	32,312	25,030	61,920	44,251
Litigation settlements	—	—	(21,669)	—

Total operating expenses	73,532	61,737	124,046	114,688

Earnings from operations	134,176	104,995	261,091	199,646
Other income, net	7,428	1,613	10,533	3,601

Earnings before income taxes	141,604	106,608	271,624	203,247
Provision for income taxes	50,326	38,379	96,483	73,169

Net earnings	$91,278	$68,229	$175,141	$130,078

Earnings per common share:
Basic	$0.34	$0.24	$0.65	$0.46

Diluted	$0.33	$0.24	$0.63	$0.46

Weighted average common shares:
Basic	268,644	282,064	269,432	282,727

Diluted	276,424	285,248	276,276	285,448

MYLAN LABORATORIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	September 30, 2003	March 31, 2003

Assets:
Current assets:
Cash and cash equivalents	$194,145	$258,902
Marketable securities	444,207	427,904
Accounts receivable, net	232,479	187,587
Inventories	290,742	237,777
Other current assets	113,770	116,041

Total current assets	1,275,343	1,228,211
Non-current assets	525,029	517,012

Total assets	$1,800,372	$1,745,223

Liabilities:
Current liabilities	$227,636	$265,771
Non-current liabilities	39,411	33,120

Total liabilities	267,047	298,891
Total shareholders’ equity	1,533,325	1,446,332

Total liabilities and shareholders’ equity	$1,800,372	$1,745,223

MYLAN LABORATORIES INC. AND SUBSIDIARIES
Segment Results
(unaudited; in thousands)

	Three Months Ended		Six Months Ended

	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

Consolidated:
Net revenues	$360,060	$319,539	$691,468	$595,012
Cost of sales	152,352	152,807	306,331	280,678

Gross profit	207,708	166,732	385,137	314,334
Research and development	23,946	20,169	48,685	37,012
Selling and marketing	17,274	16,538	35,110	33,425
General and administrative	32,312	25,030	61,920	44,251
Litigation settlements	—	—	(21,669)	—

Earnings from operations	$134,176	$104,995	$261,091	$199,646

Generic Segment:
Net revenues	$299,483	$274,281	$554,711	$509,926
Cost of sales	130,271	134,409	247,044	245,571

Gross profit	169,212	139,872	307,667	264,355
Research and development	14,154	10,873	27,641	20,887
Selling and marketing	2,761	2,551	5,517	5,299
General and administrative	5,164	5,701	9,855	11,099

Earnings from operations	$147,133	$120,747	$264,654	$227,070

Brand Segment:
Net revenues	$60,577	$45,258	$136,757	$85,086
Cost of sales	22,081	18,398	59,287	35,107

Gross profit	38,496	26,860	77,470	49,979
Research and development	9,792	9,296	21,044	16,125
Selling and marketing	14,513	13,987	29,593	28,126
General and administrative	2,468	2,450	5,371	5,015

Earnings from operations	$11,723	$1,127	$21,462	$713

Corporate/Other:
General and administrative	$24,680	$16,879	$46,694	$28,137
Litigation settlements	—	—	(21,669)	—

Loss from operations	$(24,680)	$(16,879)	$(25,025)	$(28,137)